Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES STRONG FINANCIAL RESULTS
FOR FISCAL 2013 THIRD QUARTER

WALLA WALLA, Wash., July 25, 2013 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2013 third quarter, ended June 30, 2013.

•	Third quarter net sales increase of 14% to $39.4 million

•	Quarterly EPS of $0.23 per diluted share

•	Strong third quarter ending backlog of $41.7 million

•	Signed licensing and distribution agreements with EVK and Insort

Net sales for the three months ended June 30, 2013 totaled $39.4 million, compared to $34.6 million recorded in the corresponding quarter last year. The Company reported net earnings for the quarter of $1.4 million, or $0.23 per diluted share, compared to net earnings of $264,000, or $0.05 per diluted share, in the same period a year ago. Key completed its acquisition of Visys NV on February 28, 2013, and Visys' operating results were included with Key's operating results for the entire third quarter.

The gross profit for the third quarter of fiscal 2013 was $13.3 million, compared to $10.5 million in the corresponding period last year. As a percentage of sales, gross profit was 33.7% and 30.2% in the third fiscal quarter of 2013 and 2012, respectively. Operating expenses for the quarter ended June 30, 2013 were $11.0 million, or 27.9% of sales, compared to $10.0 million, or 28.8% of sales, in the same quarter last year.

Key's backlog at the end of the third quarter of fiscal 2013 was $41.7 million, compared to $24.3 million one year ago. New orders received during the third quarter were $30.9 million, compared to $23.8 million in the corresponding period last year. New orders for the nine months ended June 30, 2013 were $101.7 million, compared to $75.3 million for the corresponding period in fiscal 2012.

"The Company continues to effectively execute on our strategic imperatives and business strategies to develop new technologies and product offerings and expand global sales, which has contributed to the growth in sales and orders, and increased profitability during fiscal 2013." stated Jack Ehren, President and Chief Executive Officer. "Orders have continued to be strong, particularly in the potato market and, more recently, in the dried fruit and nut markets. Our strong ending backlog will result in significantly increased shipments in the fourth quarter of fiscal 2013, as compared to the prior year, although shipments will be slightly reduced as compared to the most recent quarter."

Ehren continued, "Gross margins for the three-month period ended June 30, 2013 continue to show improvement over the prior fiscal year due primarily to more efficient plant utilization and improved product mix. The third quarter of fiscal 2013 was only moderately affected by acquisition-related fair value adjustments, which are expected to have a larger impact in the fourth quarter. In addition, fourth-quarter margins are expected to be affected by a less favorable product mix."

Net sales for the nine months ended June 30, 2013 were $94.8 million, compared with $87.8 million for the comparable period in fiscal 2012. For the nine months ended June 30, 2013, gross profit was $32.6 million, compared to $26.9 million for the same nine-month period of fiscal 2012, or 34.4% and 30.7% of sales, respectively. Operating expenses for the nine months ended June 30, 2013 were $28.7 million, or 30.3% of sales, compared to $27.5 million, or 31.3% of sales, for the corresponding period of fiscal 2012. The Company reported net earnings for the nine months ended June 30, 2013 of $2.7 million, or $0.47 per diluted share, compared to a net loss of $705,000, or $0.13 per diluted share, for the corresponding period in fiscal 2012.

Ehren concluded, "As part of our strategic initiatives, we are pleased to be able to announce the licensing and distribution agreements with EVK and Insort. Key has entered into an exclusive licensing agreement with EVK and Insort to deploy Chemical Imaging Technology (CIT®) and integrate new hyperspectral developments into Key systems, and an exclusive distribution agreement to market Insort's complementary sorting solutions to strategic potato processing customers worldwide. Additionally, we are very positive regarding our progress with the integration of Visys and Key, enabling us to address new market opportunities and to accelerate our development of next-generation sorting technologies. These milestones are in alignment with our strategic imperatives, and further demonstrate our commitment to bring true innovation and industry-leading solutions to our customers. These partnerships are enabling us to build a strong foundation that positively positions Key to execute on our long-term strategies."

Conference Call
The Company's conference call related to the fiscal 2013 third quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, July 25, 2013. To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, an ISO-9001 certified company, is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in food processing and other industries improve quality, increase yield and reduce cost. With worldwide sales representation, the Company maintains manufacturing, demonstration and testing facilities at its headquarters in Walla Walla, Washington, U.S.A.; and at Key Technology BV in Beusichem, the Netherlands, and Visys NV in Hasselt, Belgium. The Company's common stock trades on the Global Market tier of The NASDAQ Stock Market® under the symbol KTEC.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Vice President and CFO
Key Technology, Inc.
Tel: +1 509-394-3300
jsiegal@key.net
www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Net sales	$39,433	$34,620	$94,772	$87,840
Cost of sales	26,131	24,163	62,174	60,906
Gross profit	13,302	10,457	32,598	26,934
Operating expenses:
Sales and marketing	5,301	4,740	13,897	13,599
Research and development	2,825	2,492	6,857	6,558
General and administrative	2,451	2,740	7,416	7,285
Amortization of intangibles	418	4	570	12
Total operating expenses	10,995	9,976	28,740	27,454
Gain (loss) on disposition of assets	(1)	(16)	49	(14)
Earnings (loss) from operations	2,306	465	3,907	(534)
Other income (expense)	(208)	(92)	(262)	(518)
Earnings (loss) before income taxes	2,098	373	3,645	(1,052)
Income tax expense (benefit)	654	109	929	(347)
Net earnings (loss)	$1,444	$264	$2,716	$(705)
Net earnings (loss) per share
- basic	$0.23	$0.05	$0.47	$(0.13)
- diluted	$0.23	$0.05	$0.47	$(0.13)

Shares used in per share calculation - basic	6,176	5,456	5,724	5,404
Shares used in per share calculation - diluted	6,219	5,463	5,730	5,404

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	June 30, 2013	September 30, 2012

Cash and cash equivalents	$19,837	$23,755
Trade accounts receivable, net	13,922	11,426
Inventories	33,789	23,166
Total current assets	77,162	64,193
Property, plant and equipment, net	17,768	18,370
Goodwill	11,446	2,524
Intangible assets, net	10,960	36
Total assets	119,038	86,355
Total current liabilities, including current portion of long-term debt	36,920	20,057
Long-term debt	5,765	4,833
Shareholders' equity	70,809	59,430

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